Exhibit 99.5
PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS )
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses				(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Twelve Months Ended		For The Three Months Ended		For The Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
PRODUCTS	2007	2006	2007	2006	2007	2006	2007	2006
COMMERCIAL LINES	$152,877	$93,562	$537,999	$343,575	$107,042	$69,264	$368,454	$262,999
SPECIALTY LINES	19,910	34,882	71,561	109,462	22,155	16,547	72,693	65,218
PERSONAL LINES	2,267	2,642	9,393	15,175	2,229	3,087	11,320	17,366

TOTAL	$175,054	$131,086	$618,953	$468,212	$131,426	$88,898	$452,467	$345,583

WHOLE ACCOUNT NET QUOTA SHARE REINSURANCE COMMUTATION	0	0	0	0	0	0	0	(31,804)

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$175,054	$131,086	$618,953	$468,212	$131,426	$88,898	$452,467	$313,779

Net Loss & Lae Reserves @ December 31, 2007		$1,261,915

Taxable Equivalent Yield @ December 31, 2007		5.5%

Portfolio Duration @ December 31, 2007		5.0 yrs

Book Value Per Common Share @ December 31, 2007		$21.47

Shares Repurchased During the Three Months Ended December 31, 2007		0

(1)	During February 2006, the Company entered into a Reinsurance Commutation and Release Agreement effective as of January 1, 2006 with respect to the 2004 Whole Account Net Quota Share Reinsurance contract. As a result of this commutation, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $31.8 million for the twelve months ended December 31, 2006.